GEOGRAPHIC EXCLUSIVE COMMISSIONED SALES AGENT AGREEMENT

This Geographic Exclusive Commissioned Sales Agent Agreement (herein referred to as "Agreement") is entered into by and between Tactical Operational Support Services LLC, a Florida Limited Liability Company also registered in the Commonwealth of Puerto Rico (herein referred to as "TOSS LLC" or "T.O.S.S. LLC") and Lamperd Less Lethal Inc. (herein referred to as "LLLI") a Nevada registered company with principal business operations in Sarnia, Ontario Canada and dated as of August 2, 2005 (herein referred to as "Effective Date").

RECITALS

A. LLLI develops and sells a line of less lethal launching weapons, ammunition, accessories, and training services. It is recognized that LLLI products and services are based upon patented and proprietary intellectual property that should always remain the property of LLLI.

B. TOSS LLC has the ability to sell military and police products in the Commonwealth of Puerto Rico and the Dominican Republic.

C. LLLI desires its products and services to be sold in the Commonwealth of Puerto Rico and the Dominican Republic

D. TOSS LLC seeks to function, for a limited period of time, as an Exclusive Commissioned Sales Agent and successfully demonstrate to LLLI through the generation of significant commissioned sales of LLLI products and services to the military and police forces of the Commonwealth of Puerto Rico and the Dominican Republic that TOSS LLC is capable of becoming the Exclusive Distributor of agreed upon LLLI products and services in the Commonwealth of Puerto Rico (and the Dominican Republic where TOSS LLC is also registered).

AGREEMENT

Based on the mutual covenants herein and other good and valuable consideration, the parties hereby agree as follows:

SECTION I
Definitions

A. Products. All LLLI products and services deemed by LLLI as deliverable and applicable to the sales opportunities brought forward by TOSS LLC, and not restricted by other LLLI distribution agreements.

B. Territory. Subject to the terms and conditions of this Agreement, LLLI hereby grants TOSS LLC the right to be the exclusive commissioned sales agent (herein referred to "Exclusive Sales Agent") of the Products in the Territory. For the purpose of this agreement the Territory means the Commonwealth of Puerto Rico and the Dominican Republic.

C. Market. Subject to the terms and conditions of this Agreement, LLLI hereby grants TOSS LLC the right to be the Exclusive Sales Agent in the Territory for the Products for the market represented by end user sales consisting of members of the Police and Military.

D. Term. Unless earlier terminated pursuant to any other provision hereof, the initial term of this Agreement shall be for a period of time commencing on the Effective Date and

/s/ LLLI	/s/ T.O.S.S. LLC

terminating on a date that is 90 days following the Effective Date (the Initial Term). At the sole discretion of Lamperd the contract can be extended after each 30-day period for an additional 30-day period, by submitting a faxed extension to TOSS LLC stating the granting of such extension.

SECTION II
OBLIGATIONS OF TOSS LLC

A. Sales Opportunities. TOSS LLC shall use its best efforts to solicit sales opportunities for the Products in the Territory.

B. Request for Quotation. TOSS LLC shall document Sales Opportunities by submitting to LLLI a Request for Quotation (RFQ).

C. Purchase Order. TOSS LLC shall use its best efforts to obtain from customers in the Market, Purchase Orders issued directly to LLLI, with unit pricing that meets or exceeds unit prices supplied to TOSS LLC in LLLI Quotations.

D. Sales Support. TOSS LLC shall use commercial best efforts to support LLLI products and services customers throughout the sales process.

E. Collections. TOSS LLC shall use commercial best efforts to support LLLI in collecting all payments due LLLI for the Territory.

SECTION III
OBLIGATIONS OF LLLI

A. Sales Opportunities. LLLI shall use its best efforts to provide sales opportunity analysis and recommendations to TOSS LLC to aid in the issuance of RFQs.

B. Quotation. LLLI within 10 business days will respond to TOSS LLC submitted RFQs with a detailed quotation outlining end user baseline prices, terms and conditions.

C. Order Fulfillment. LLLI will use commercial best efforts to fulfill all accepted Purchase Orders, and ship or supply direct to the end customer as outlined in the Quotation Terms and Conditions.

D. Payment. LLLI will pay TOSS LLC 20% commission on baseline prices indicated in Quotations. LLLI will pay TOSS LCC 90% on all residual unit sales amounts above LLLI baseline prices.

E. Payment Terms. LLLI will pay TOSS LLC commissions Payment 15 days after all Purchase Order amounts due LLLI are received from the customer. LLLI at its sole discretion is able to make partial advances or payments on line items, as it deems necessary to TOSS LLC.

SECTION IV
ORDER FLOW AND PAYMENT

A. As outlined in Section III.C - III.E above.

SECTION V
TERM AND TERMINATION

A. Term. Term as outlined in Sec. I.D above.

/s/ LLLI	/s/ T.O.S.S. LLC

B. Termination for Breach. Either party may cancel this Agreement at any time, without liability and without prejudice to any other right or claim arising under this Agreement, if the other party materially breaches this Agreement or fails to perform any of its material obligations under this Agreement. The party seeking to terminate shall give the other party written notice of that party's breach and/or non-performance, the party receiving the notice shall have 45 days to correct the breach. If the breaching party fails to correct the breach within 45 days, the non-breaching party may deliver a written termination notice (a Termination Notice) to the breaching party, indicating a date certain that is no fewer than three business days from the date that the Termination Notice is delivered to the breaching party. The Agreement shall be deemed to have been terminated as of the date specified by the non-breaching party in the Termination Notice, unless the parties hereto execute a written waiver of the breach or breaches of this Agreement.

SECTION VI
INTELLECTUAL PROPERTY

A. Lamperd Less Lethal Intellectual Property. During the Term of this Agreement, subject to the terms and conditions hereof, Lamperd hereby grants to T.O.S.S. LLC, a non-exclusive, non-transferable right to use the Intellectual Property of Lamperd solely for marketing and sales of the Products in the Territory, it being understood that this right shall automatically be revoked in the event of (1) any non-permitted use or (2) any use that, in Lamperd's sole judgment, is detrimental to the Products, the Intellectual Property or Lamperd's right, title and interest in and to the Products or the Intellectual Property, that continues for a period of three business days after Lamperd gives written notice of such non-permitted or detrimental use to the offending party. For purposes of this Agreement, Intellectual Property shall mean, wherever registered or perfected, any and all (i) trademarks, service marks, trade names, logos, business and product names, slogans, and registrations and applications for registration thereof; and (ii) works in which copyright may be claimed, and registrations and applications for registration thereof.

B. Limitation of Rights. T.O.S.S. LLC shall not assign, transfer or otherwise permit any person to use the rights granted herein to the Intellectual Property of Lamperd without the prior written consent of Lamperd. The parties agree that all goods or services promoted and/or rendered under the Intellectual Property will be of a nature and quality conforming to standards approved by Lamperd, and that Lamperd shall have the right to do all things reasonably necessary to verify the adequacy of the nature and quality of such goods and services. Failure to maintain such standards shall constitute a material breach of this Agreement. T.O.S.S. LLC shall use the registered marks of Lamperd only for the goods and services for which they have been registered and the unregistered marks and other Intellectual Property of Lamperd only for the goods and services for which they have been used in accordance with agreement.

C. Trademark Benefit. The parties agree that all use of Lamperd marks and other Intellectual Property, and all goodwill arising from such use, will inure to the benefit of Lamperd; provided, however, that nothing set forth herein shall diminish the rights of Lamperd, and all goodwill arising from such use, in and to such Intellectual Property.

D. Ownership of Intellectual Property. None of T.O.S.S. LLC, his affiliates or any other party by virtue of this Agreement or any of his activities hereunder, shall obtain any

/s/ LLLI	/s/ T.O.S.S. LLC

ownership interest in or title to the Intellectual Property (including any and all improvements thereto).

E. Inventions, Discoveries, etc. Any and all inventions, discoveries, improvements, processes, methods, formulae and modifications made or conceived by T.O.S.S. LLC regarding the Products listed herein during the term of this Agreement as the direct or indirect result of the services rendered hereunder shall become the absolute property of Lamperd and T.O.S.S. LLC will disclose promptly to Lamperd any and all inventions, discoveries, improvements, ideas, processes, methods, formulae, and modifications. Any remuneration or compensation for such inventions, discoveries, or ideas will be at the absolute discretion of Lamperd. T.O.S.S. LLC agrees to execute from time to time during or after the term of this Agreement such documents as Lamperd may consider necessary to secure for Lamperd the full benefits of any such inventions, discoveries, or ideas as foresaid.

F. Enforcement and Protection of Intellectual Property. Lamperd shall have the sole and exclusive right, with T.O.S.S. LLC reasonable cooperation, to pursue protection for its Intellectual Property and to enforce its rights in the Products against third party infringers. Lamperd shall pay the expenses of any such enforcement, including legal proceedings relating thereto, and any and all recoveries from a lawsuit or settlement shall be the property of Lamperd. T.O.S.S. LLC agrees to notify Lamperd promptly of any suspected infringement of the Intellectual Property, which may come to its attention and further agrees to use its best efforts to assist Lamperd, at Lamperd's request and expense, in any lawsuit or any other dispute involving the Intellectual Property.

G. Lamperd Less Lethal's Patents, Trade Secrets and Formulas. T.O.S.S. LLC hereby agree that all patents, patent applications, trade secrets, formulae or other similar intellectual property rights associated with the Products and the Intellectual Property for purposes of this Agreement shall be deemed to be in full force and effect in the Territory and that neither T.O.S.S. LLC nor any party associated therewith shall take any action or cause to be taken any action that would be a violation of any protections afforded to the Products or the Intellectual Property under applicable United States laws, the laws of Canada, and the law of the Commonwealth of Puerto Rico.

SECTION VII
SHARING OF INFORMATION AND CONFIDENTIALITY

A. Disclosure of Confidential Information.

1. T.O.S.S. LLC hereby acknowledge that the composition of the Products is confidential information protected by various patents. T.O.S.S. LLC shall not (a) attempt to discover the composition of the Products through reverse engineering, reverse compilation, reverse assembly or other similar process, (b) modify in any way any of the Products or (c) produce, sell or market or cause to be produced, sold or marketed copies of the Products or products similar to the Products. Any such actions on the part of T.O.S.S. LLC shall constitute a material breach of this Agreement actionable by Lamperd Less Lethal.

2. Each party agrees not to disclose to any third party any confidential information of the other party, except as follows:

(a) to the extent that disclosure to a third party is required by applicable law or regulation;

/s/ LLLI	/s/ T.O.S.S. LLC

(b) to the extent reasonably necessary, disclosure to third parties for the limited purpose of enforcing the terms of this Agreement; or

(c) as agreed between the parties;

provided, however, that prior to any such disclosure, the disclosing party shall notify the other party of its intent to make such disclosure and any such disclosure shall in each case of third party disclosure pursuant to (b) or (c), the party making the third-party disclosures shall first require the third party to sign a written confidentiality agreement requiring confidentiality obligations of the third party concerning the disclosed confidential information commensurate in scope with the obligations of the parties under this Section VII, except that further disclosures by the third party of a nature as provided in (b) or (c) above shall not be permitted. The obligation of each party not to disclose confidential information of the other party except as provided herein shall survive the termination of this Agreement.

SECTION VIII
RELATIONSHIP OF PARTIES

A. Relationship of the Parties. This Agreement shall not be construed as creating any partnership, joint venture, association or other entity. It is the intent of the parties that the relationship is solely that of parties with contractual commitments to one another as expressly set forth in this Agreement; that their rights and obligations with respect to one another will be solely those expressed in this Agreement; that neither party shall be the agent of the other for any purpose under this Agreement; and that the liabilities and obligations of the parties incurred in connection with this Agreement shall be separate.

B. Non-Competition. T.O.S.S. LLC agrees that during the Term of this Agreement and for the period of 90 days after the termination of this Agreement, T.O.S.S. LLC will not consult with, distribute products for, arrange for the distribution of the products of or otherwise perform services for any competitor of Lamperd Less Lethal. Notwithstanding the notice provisions of Section V(B), any such actions on the part of T.O.S.S. LLC during the Term shall constitute a material breach of this Agreement, and upon the occurrence of such material breach, Lamperd Less Lethal shall have the right in its sole discretion to terminate this Agreement immediately by delivering to T.O.S.S. LLC a written termination notice stating that this Agreement is terminated pursuant to this paragraph.

SECTION IX
INDEMNIFICATION; DISPUTE RESOLUTION

A. Indemnification. Each party agrees to defend, indemnify, save and hold harmless the other party, its employees, agents, officers, members, managers, directors, shareholders, partners and affiliates, from and against any and all claims, demands, causes of action, or liability for damages, loss or injuries, including reasonable attorneys and experts fees, which arise out of the breach of any representation, warranty, covenant or agreement of such party under this Agreement or from any failure of such party to perform its obligations under this Agreement.

B. Dispute Resolution. In the event of any dispute relating to or arising from Sections I, II, III, or IV of this Agreement, such dispute shall, at the request of either party, be submitted

/s/ LLLI	/s/ T.O.S.S. LLC

to binding arbitration. The arbitration proceedings shall be conducted in Ontario, Canada in accordance with accepted commercial arbitration rules. The decision of the arbitrator shall be final, binding, and non-appealable. Notwithstanding the provisions of this paragraph, nothing herein shall require arbitration of any issue for which injunctive relief is properly sought by a party hereto.

SECTION X
MISCELLANEOUS

A. Force Majeure. Other than obligations to make payments hereunder, the fulfillment of any obligation under this Agreement is subject to strikes, lockouts, accidents, fires, floods, or other acts of God, embargoes, government actions, or any other cause beyond the control of either party; provided that the affected party shall promptly notify the other party of the occurrence of any such event and the affected party shall use its reasonable commercial efforts to overcome the event of force majeure, provided neither party shall be obligated to settle any labor dispute on terms not satisfactory to such party in its sole discretion. If a party is prevented from fulfilling its obligations under this Agreement because of such a force majeure event for a period of 120 days or more, the other party may at any time thereafter terminate this Agreement by written notice to the affected party, without any further obligation (except for the obligations surviving termination as provided in Section X (H)). In the event that the Agreement is terminated within 18 months of the date hereof as a result of force majeure (as described in this paragraph).

B. Compliance with Laws. Each party will comply with all applicable U.S., Canadian, or other laws applicable to their respective activities under this Agreement.

C. Notice. When written notice is required by this Agreement, it shall be sent by certified mail, courier, overnight delivery service, facsimile or by such other method as will permit the sender to verify delivery, to /the addresses set forth below:

____________________________________________________________________________________

For Lamperd Less Lethal:
Lamperd Less Lethal
Attention: Barry Lamperd
1200 Michener Road
Sarnia, Ontario, N7T 7H8 Canada
Facsimile: 519-344-8700

For Tactical Operational Support Services LLC
T.O.S.S. LLC
Attention: John R. Hayes
Member Manager
308 Tequesta Drive, Suite 21
equesta, FL 33469
Facsimile: 561-745-2710

/s/ LLLI	/s/ T.O.S.S. LLC

Written notice may also be sent by facsimile to the numbers listed above, but such notice shall not be effective unless the sender receives confirmation of receipt of the facsimile. Notice shall be deemed received when actually delivered to the recipient. The addresses and transmittal numbers set forth above can be changed only by written notice, which complies with the requirements of this Section X(C).

D. Assignment. This Agreement, and any rights and obligations hereunder, shall not be transferred, conveyed, assigned or otherwise disposed of in whole or in part by either party, by merger, amalgamation, consolidation, operation of law, or otherwise, without the prior written consent of the other party; provided that Lamperd shall be entitled to assign its rights and obligations under this Agreement to any of its affiliates or successors without the prior written consent of T.O.S.S. LLC.

E. No Waiver. Any failure of any party to enforce at any time any of the provisions of this Agreement, or any rights or remedies with respect thereto, or to exercise any election herein provided, shall not constitute a waiver of any such provision, right, remedy or election or in any way affect the validity thereof or of this Agreement. The exercise by any party of any of its rights, remedies or elections under the terms of this Agreement shall not preclude or prejudice such party's right to exercise at any other time the same or any other right, remedy or election it may have under this Agreement. The rights of termination provided herein are in addition to any other right; remedy or election a party may have hereunder or at law or in equity, including the right to sue for breach without terminating this Agreement. In the event that a party has been determined to have materially breached this Agreement, the non-breaching party shall be entitled to pursue all appropriate legal and equitable relief and shall be entitled to recover, in addition to any other relief granted, reasonable attorney fees and expenses of litigation or arbitration. In the event there is any type of purchase order or other commercial transaction agreement, in the event of conflict, the terms of this Agreement shall prevail.

F. Entire Agreement; Amendment. This Agreement embodies the entire understanding between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous representations or warranties between the parties relating hereto. No modification or amendment to this Agreement or any of its provisions shall be binding unless contained in writing signed by both parties.

G. Governing Law. THIS AGREEMENT AND ANY DOCUMENTS OR AGREEMENTS ANCILLARY HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE PROVINCE OF ONTARIO, CANADA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

H. Survival. The obligations with respect to intellectual property ownership under Section VI, the confidentiality obligations under Section VII, and the indemnification and dispute resolution procedures under Section IX (including the indemnification for any breach of the Agreement occurring prior to the date of termination) shall survive any termination of this Agreement.

I. Severability. The invalidity or unenforceability of any portion of this Agreement shall not effect the validity or enforceability of the remainder thereof.

/s/ LLLI	/s/ T.O.S.S. LLC

J. Headings. The headings to the sections of this Agreement are solely for convenience of reference, and they shall not govern, limit or aid in the interpretation of any terms or provisions of this Agreement.

K. Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the transactions contemplated by this Agreement and shall not issue any press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any agreement with any national securities exchange or automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

L. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

The undersigned parties have executed this Agreement to be effective as of the date first set forth above.

T.O.S.S. LLC:

Tactical Operational Support Services LLC

By:	/s/ John R. Hayes
Name:	John R. Hayes
Title:	Managing Member

Lamperd Less Lethal:

By:	/s/ Barry Lamperd
Name:	Barry Lamperd
Title:	President & CEO